UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 12, 2014

Corinthian Colleges, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25283	33-0717312
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (714) 427-3000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01              Regulation FD Disclosure.

Corinthian Colleges, Inc. (the “Company,” “Corinthian,” “we,” “us” or other similar terms) is providing the following update to the regulatory matters, commitments and contingencies, and certain other matters described in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.  This disclosure reflects certain updates that have occurred since such date, including ongoing discussions and interactions between the Company and the Department of Education (“ED”), as well as notices and correspondence with state licensing agencies, accrediting agencies, veterans administration agencies, attorneys general, the Department of Justice and other regulatory authorities.

Update Regarding Department of Education, Accreditation Agency, State Licensing Agency and other Education Regulatory Matters.

ED Actions — Program Reviews; ED Review of Matters Related to Administrative Capability; Memorandum of Understanding and Operating Agreement

From time to time certain of our institutions have been the subject of ED program reviews, which begin with site visits at the relevant locations.  ED then prepares a program review report and the institution has the opportunity to respond. After the institution responds, ED issues a final program review determination, which may be appealed. The Company currently has open program reviews at the following stages: (i) Everest College Phoenix (“ECP”) has received program review reports and provided written responses regarding the site visit ED conducted at ECP in 2008, but has not yet received a final determination for the 2008 program review; and (ii) ED has conducted site visits at the Company’s campuses in Largo, FL in August 2012, Pompano Beach, FL in September 2012, Renton, WA in September 2012, Salinas, CA in June 2013, Southfield, MI in June 2013, Stockton, CA in July 2013, Long Beach, CA in August 2013, Orlando (North) in August 2013 and Portland, OR in September 2013, but has not yet issued program review reports with respect to any of those site visits. The Company will continue to cooperate with ED in its ongoing reviews.

As previously reported, in April 2010 we received ED’s program review report related to the site visit for ECP which occurred in August 2008. The report maintains that ECP failed to make students aware of the total amounts of financial aid for which they were entitled, failed to accurately inform students of the program costs, and delayed disbursements of Title IV funds. The report also contains findings regarding inadequate documentation, verification and availability of records for ED review, and the failure to make certain disbursements. In the report, ED characterizes certain of these findings as misrepresentations by ECP to its students, as a breach of fiduciary duty and as evidencing an intentional evasion of the 90/10 requirements. We disagree with these characterizations and have provided written responses to the program review report in two submissions to ED in 2010. We will continue to cooperate with ED in its review.

ED will review all responses to program review reports and ultimately issue final determination letters setting forth its final findings, as well as the actions it intends to take based on those findings. If ED were to make significant findings of non-compliance against any of the Company’s institutions in any final determination letters regarding ongoing program reviews, it could result in the imposition of significant fines, penalties or other liabilities, including, without limitation, an action on the limitation, suspension or termination of the institution’s participation in Title IV programs, any of which could have a material adverse effect on the Company’s business, results of operations or financial condition.

Significant violations of Title IV Program requirements by us or any of our institutions could be the basis for a proceeding by ED to limit, suspend, or terminate the participation of the affected institution in the Title IV Programs. Generally, such a termination extends for 18 months before the institution may apply for reinstatement of its participation. Except as described below, to our knowledge there is no proceeding pending to fine any of our institutions or to limit, suspend, or terminate any of our institutions’ participation in the Title IV Programs. Any such action that substantially limits our schools’ participation in the Title IV Programs could have a material adverse effect on our business, results of operations, cash flows, and financial condition.

In January 2014, the Company received a letter from ED regarding several matters.  First, ED approved a long-pending merger of several of the Company’s OPEIDs.  The program participation agreement for the merged institution is provisional.  Additionally, the letter approved new provisional program participation agreements for the following institutions (including their related additional locations and online operations), all of which were in process of recertification:  Everest College, San Bernardino, CA; Everest Institute, Pittsburgh, PA; Everest College, Henderson, NV; WyoTech, Fremont, CA; WyoTech, Daytona Beach, FL; Everest Institute, Brighton, MA; Everest Institute, San Antonio, TX; Everest College Phoenix, Phoenix, AZ; and Everest College, Salt Lake City, UT.  ED also noted that the provisional program participation agreements for Everest College, Newport News VA and Everest Institute, Cross Lanes, WV had expired, and indicated that it would continue those institutions’ participation in the Title IV Programs on a month-to-month basis.  It also noted that it had received recertification applications regarding nine institutions (including their related additional locations) whose program participation agreements were scheduled to expire in March 2014, and one institution (including its additional locations) whose program participation agreement expires in September 2015, and is continuing to review the recertification applications.

ED also approved new programs at five institutions that were previously self-certified and had already disbursed financial aid to students.  However, ED denied many pending new program approvals for certain of the institutions listed above that were in the process of recertification, and indicated that all Company institutions must now request ED’s approval for establishing eligibility of any new locations and programs and wait for ED’s decision prior to disbursing any Title IV funds to students attending such new locations and programs.  ED indicated that it was denying new program approvals, and requiring pre-approval for new programs and locations, because of ED’s conclusions that the Company had admitted to falsifying placement rates and/or grade and attendance records at various institutions and because of ongoing investigations.  The Company disputes ED’s characterization of the Company’s admission of wrongdoing.  On the contrary, the Company has identified only isolated instances in the past four years in which Company employees have violated Company policy by incorrectly reporting placement results or altering student attendance records.  The Company investigated those matters when it became aware of them, took disciplinary action against the employees involved, and reported the results to applicable regulatory authorities.  The Company believes that isolated deviations from policy by a small number of employees do not reflect on the Company as a whole.

ED also requested extensive information from the Company about placement results and attendance and grade changes to be able to ascertain that the Company and its institutions have the requisite administrative capability to ensure compliance with Title IV requirements. The Company subsequently received additional letters from ED in April and May, which, among other matters, expanded the scope of the information requests.  Since its receipt of the first letter in January 2014, the Company expended substantial resources in making rolling production of responsive documents and data to ED.

On June 12, 2014, the Company received a letter from ED in which ED noted outstanding documentation and data that the Company had yet to provide, and asked questions regarding the data and documents provided to date.  The June 12 letter also added additional information requests and sought action with respect to many of the requested items.  In addition to the foregoing information requests with respect to historical matters, the June 12 letter also required the Company to provide additional information to ED, including (i) monthly updates regarding certain student information and disclosures, including as to placements, (ii) disclosure within 10 days of the Company’s receipt of notification with respect to certain categories of adverse regulatory, accreditor or business actions, should they occur in the future, and (iii) immediate notice of the Company’s intent to close or sell any location, among other matters.  In the June 12 letter, ED also informed the Company that it has transferred all Company schools from Advance Payment to Heightened Cash Monitoring 1 (HCM1), effective immediately, as a result of the extended time the Company had taken to provide requested documents and data.  ED also imposed an additional stipulation delaying drawdown of Title IV funds for a period of 21 days.

In subsequent communications with ED, the Company committed to redouble its efforts to provide the requested information and provided a timetable within which it expected to do so.  To accelerate document production, the Company re-organized the project, increased executive-level oversight and assigned additional employees to the effort.

On June 22, 2014, the Company and ED mutually agreed upon a memorandum of understanding (the “Memorandum” or “MOU”) providing for the immediate release of certain Title IV funds and establishing the framework for a transition plan that is intended to result in the sale of most of the Company’s schools and the teach-out of certain other schools, together with oversight of the Company’s ongoing operations.  The Memorandum provided that while Corinthian would remain on HCM1 status, ED would allow the Company to draw down $16 million of Title IV student funds to fund its ordinary course obligations (excluding debt repayment) immediately upon submission of student rosters and related data.

On July 3, 2014, the Company and its wholly- and partially- owned subsidiaries, on the one hand, and ED on the other hand, entered into an Operating Agreement, implementing the Memorandum described above.  As set forth in the recitals to the Operating Agreement, the guiding principles followed by the Company and ED in preparing the Operating Agreement were to provide for a plan that would (i) provide the Company’s students an opportunity to complete their education without material interruption, change or additional cost; (ii) treat the Company’s faculty and staff in a manner that causes minimal personal and financial disruption; and (iii) consider the importance of the Company’s responsibilities to students, employees, and taxpayers, and respect the interests of the government and the Company’s federal and state law obligations (including fiduciary duties) and contractual obligations.  On July 7, 2014, the Company filed a Current Report on Form 8-K with the SEC in which it provided extensive details regarding the Operating Agreement.

On July 17, 2014, pursuant to the Operating Agreement, ED selected, and the Company retained, Patrick Fitzgerald of Skadden, Arps, Slate, Meagher & Flom LLP to serve as an Independent Monitor (the “Monitor”) of the Company in accordance with the Operating Agreement.  In connection with the retention of the Monitor, the Company and ED entered into a First Amendment to Operating Agreement whereby certain functions that were originally contemplated to be performed by the Monitor would instead be performed directly by ED: (i) monitoring the sales process for Company schools, and (ii) reviewing the compensation arrangements with or payments to the Company’s Chief Executive Officer and certain other senior executives of the Company.

With regard to production of documents requested by ED in its January 2014 letter, the Company has delivered to ED in electronic or paper format the equivalent of more than 1.2 million pages of responsive data, and has expended substantial resources in doing so.  From June 13, 2014 to July 15, 2014, the Company produced substantial additional documents to ED.  On July 15, the Company sent a letter to ED outlining its response to several areas where ED had indicated it believed it had not received all documents requested.  In the July 15 letter, the Company indicated that it had identified very few items that had not been provided, and asked ED to confirm that the Company had substantially completed the production.

On July 23, 2014, the Company received a letter from ED asserting that the Company’s document production to ED on July 15, 2014 was incomplete.  In its letter, ED noted that while it appreciated the Company’s efforts to explain its rationale for the scope of the information provided, it disagreed with a number of the claims made by the Company in its July 15 letter and with the Company’s overall assertion that the Company had substantially completed the production due by July 15, 2014.  ED provided examples of where it felt the scope of the Company’s information provided was inadequate, and with certain of those examples stated that such examples would appear to be a serious and significant violation of the Company’s document delivery obligations under the July 3, 2014 Operating Agreement with ED.

On July 29, 2014, the Company provided a detailed response to ED’s July 23 letter, and has discussed this matter several times with ED personnel telephonically.  On August 8, 2014, the Company provided additional documents to ED as it had promised to do in its July 29 letter.  The Company takes its document productions obligations seriously and is continuing to expend substantial resources to comply with ED’s requests.  ED has remained open to continuing such discussions, but has also advised the Company that Title IV funds may be withheld from future Company drawdowns to the extent ED believes the Company has not provided all of the data that ED is seeking.  The Company is not able to predict when or whether ED will be satisfied with the Company’s document production efforts or whether Title IV funds will be withheld by

ED from the Company, and if withheld, how much would be withheld or what the duration of such withholding of Title IV funds might be.  However, since the July 23 letter, the Company has received two disbursements of Title IV funds under the Operating Agreement totaling approximately $42 million, with the most recent disbursement received on August 6, 2014.

On July 24, 2014, the Company received a letter, including a purported fact sheet (the “ED Fact Sheet”), from ED regarding ED’s Office of Federal Student Aid’s intent to deny the application for recertification of Everest Institute in Cross Lanes, West Virginia, along with its additional location in Eagan, Minnesota (collectively, “Everest Cross Lanes”) to continue to participate in the student financial assistance programs authorized pursuant to Title IV.  Both the Cross Lanes and the Eagan campuses ceased enrolling new students after the Operating Agreement was signed in July 2014 and are in the process of being taught out.  The July 24 ED Fact Sheet asserted that the Company violated Title IV requirements by misrepresenting placement rates for its Everest location in Decatur, GA, which was an additional location of the Cross Lanes institution until it was taught out during the fiscal year ended June 2013.  The July 24 ED Fact Sheet also stated that ED concluded that the Everest Cross Lanes institution lacks administrative capacity to act as a fiduciary of federal student financial assistance funds and that ED will not recertify the school to participate in these programs after the expiration of its current program participation agreement, which expired in December 2013 but has been extended on a month-to-month basis.  The July 24 ED Fact Sheet further stated that ED believes the Company has made inaccurate statements regarding its overall placement rate in its Report on Form 10-K filed with the SEC because of alleged placement inaccuracies in the Decatur campus and elsewhere in 2013.  Pursuant to the Operating Agreement, ED has provided the Company with the opportunity to receive an informal review of this intended denial for at least 14 days in advance of a final decision by ED.

On July 31, 2014, the Company provided a detailed response to ED’s July 24 ED Fact Sheet, contesting ED’s conclusions regarding the Everest Cross Lanes’ administrative capability and seeking continued eligibility for its students at the Cross Lanes and Eagan campuses while those campuses are being taught out.  Additionally, the Company noted in its response to ED that in its Annual Report on Form 10-K for the year ended June 30, 2013, the Company had included an Explanatory Note clarifying that the Company completed the teach-out of the Decatur campus during fiscal year 2013 and that the information in the Company’s Form 10-K for that fiscal year, including placement rates for the Company’s graduates, excluded the Decatur campus.  Pursuant to the Operating Agreement, if ED denies recertification of these campuses, the Company must provide each student at the affected campuses with the student’s choice of continuing such student’s program of study at the school or withdrawing from the school and receiving a Full Refund (as defined in the Operating Agreement).  As of July 31, 2014, the Eagan and Cross Lanes campuses had combined enrollment of approximately 160 students.

Accrediting Agency Action — Probation, Show Cause Orders and other Oversight.

The Higher Education Act (the “HEA”) requires accrediting agencies recognized by ED to review many aspects of an institution’s operations in order to ensure that the education or training offered is of sufficient quality to achieve, for the duration of the accreditation period, the stated objectives of the education or training offered. Two aspects of an institution’s operations reviewed by national and programmatic accrediting agencies are the completion and job placement rates of our graduates. Our national accreditors, some specialized programmatic accreditors and some state regulatory agencies require our colleges to achieve minimum retention and placement rates to remain in compliance with their standards.

Under the HEA, recognized accrediting agencies must conduct regular reviews of the institutions they accredit. In addition to periodic accreditation reviews, institutions undergoing substantive changes, including a change of ownership, may be required to be reviewed by their accrediting agency. Accrediting agencies also monitor institutions’ compliance during the term of their accreditation. If an accrediting agency believes that an institution may be out of compliance with accrediting standards, including the retention and placement rates, it may place the institution on probation or a similar warning status or direct the institution to “show cause” why its accreditation should not be revoked.  Probation, warning status or show cause orders afford the institution the opportunity to respond before the institution loses accreditation. The institution may demonstrate that the concern is unfounded, that it has taken corrective action to resolve the concern, or that it has implemented an ongoing plan of action which is deemed appropriate to resolve the concern. The accrediting agency may then vacate the probation, warning status or show cause order, continue the probation, warning status or show cause order or seek additional information through reports required of the institution. If the agency’s concerns are not resolved, it may act to withdraw accreditation from the institution.  Institutions on probation, warning status or under show cause orders remain accredited while they are on probation, warning status or under show cause orders.  Being on probation, warning status, show cause, or reporting status may cause an accreditor to deny an institution permission, or otherwise delay approval, to open and commence instruction at new locations or to add new programs.  However, institutions can generally continue to enroll new students, and students at the affected institutions remain eligible to receive federal student financial aid, during periods on warning, show cause or probation.

An accrediting agency may also require the institution to supply it with supplemental reports in order for the agency to monitor one or more specific areas of the institution’s performance, typically completion or graduate placement outcomes.  This is commonly referred to as being on “reporting” status.  Failure to demonstrate compliance with accrediting standards in any of these instances could result in enhanced scrutiny under a probation, warning or show cause order, and, if not resolved, ultimately a loss of accreditation.  As of July 31, twenty-one of our campuses were on reporting status with their respective accrediting agencies (in addition to the system-wide employment verification reporting imposed by ACCSC as noted below).  The required reports relate primarily to the completion, retention, and/or placement rates of the institutions’ students. In certain of these cases, the periodic supplemental reports are required only with respect to particular programs at an institution, and not to the institution’s overall completion or placement rates. We are working to improve these retention and placement rates in the identified programs at these schools.

As of July 31, 2014 none of our institutions were on probation or show cause.  However, on July 31, 2014, the Company received a letter from the Accrediting Commission of Career Schools and Colleges (“ACCSC”), the institutional accrediting agency for forty of our campuses, notifying the Company that it was issuing a “Warning” to five Everest campuses in Illinois because of a letter such campuses received from the Illinois Board of Higher Education (“IBHE”) ordering them to cease and desist from sales, advertising, marketing and enrollment activities (for further information on IBHE’s letter, see description below under the heading “State Agency Actions”).  Under ACCSC’s rules, a “Warning” replaces what ACCSC used to call “show cause.”  Because ACCSC requires accredited institutions to maintain compliance with applicable state requirements, ACCSC is requiring the five Illinois Everest campuses to submit to ACCSC (i) copies of the schools’ response to the letter from IBHE, (ii) copies of all correspondence from IBHE regarding the matter, including any final action taken, (iii) any modifications to teach out plans, and (iv) an explanation of the financial impact of IBHE’s directive to cease enrollments.  The letter also notes the potential negative impact such Warning status might have on two other Everest campuses that are the “main” campuses for two of the Illinois campuses if they fail to demonstrate on-going compliance with state requirements.  While the Illinois Everest campuses are on Warning, ACCSC will not consider substantive changes, such as new programs or locations, for the affected campuses.

In addition to the campuses on warning and reporting status noted above, the Company received a letter dated March 31, 2014 from the ACCSC.  In that letter, ACCSC notes media reports about the Company, our disclosures regarding the CFPB investigation, the lawsuit by the California Attorney General’s Office, the multi-state Attorney General Investigation led by the Iowa Attorney General’s office, the January 2013 letter from ED regarding pending applications and request for information, and various other correspondence between the Company’s schools and ACCSC.  The letter notes that, following review of those matters, ACCSC had voted to (i) place the Company’s system of schools on employment verification reporting, (ii) continue review of the materials and responses submitted by the Company, and (iii) not consider any substantive changes, changes of location, or additions of programs or campuses for any Company school accredited by ACCSC until further notice.  ACCSC noted that the Company had provided extensive information with regard to these matters.  Upon review of these matters, ACCSC determined that a third-party review of placement results of the Company’s ACCSC-accredited schools for the 2013 reporting year was warranted to provide the Company with an opportunity to demonstrate with supporting documentation that its schools are meeting their obligations to students and accurately reporting placement of students in accordance with ACCSC standards.  Based on this requirement, the Company retained an independent third-party auditor to attempt to secure verification from the employer or graduate for at least 25% of the graduate placement data at each ACCSC-accredited Company school submitted in each school’s 2013 ACCSC annual report.  The third-party auditor has completed its placement verification work and has submitted its report to ACCSC.  The Company and its schools will continue to cooperate with ACCSC’s review of the Company’s schools’ compliance with accreditation standards.

On June 27, 2014 and July 11, 2014, the Company’s Everest College Phoenix (“ECP”) institution received letters from the Higher Learning Commission (“HLC”), its institutional accrediting agency, regarding the Company’s recent Memorandum and Operating Agreement with ED.  The June 27, 2014 letter requested information about ECP’s ability to continue to support campus operations and new student enrollments while a sale is pending.  ECP provided such information.  HLC’s July 11 letter indicated that most of the information submitted provided reasonable assurance that the college had sufficient financial and human resources to support ongoing operations, but sought additional information and requested the college to suspend recruiting activity until the Company had provided, and HLC had considered, such additional information.  HLC indicated that it would consider whether to allow new enrollments in August 2014.

If any of our campuses were to lose their accreditation, the Company would continue to generate revenues from continuing students, but would consider teaching out these campuses as they would be significantly competitively disadvantaged compared to other schools where students are eligible to receive federal student financial aid. During any teach-out process, the Company’s revenue would decline more rapidly than operating expenses and the Company would expect to incur operating losses at those campuses. The Company could also expect to incur increased bad debt expense if students no longer had access to federal financial aid. Additionally, if the Company were to lose accreditation at one or more of its schools to which it has ascribed value for accreditation as part of purchase accounting, the Company would test the amounts it had allocated to such assets for impairment and would take an impairment charge, if necessary.

State Agency Actions

As noted above, on July 28, 2014 the Company received a letter from the IBHE expressing concern about five Illinois Everest campuses, based on public documents (including the Company’s Operating Agreement with ED), regarding the continued Title IV eligibility of the Company and its institutions following the end of the six month period that began July 8, 2014.  IBHE further stated its view that permitting new enrollments in the Company’s Illinois campuses would be an unacceptable risk to students because such students would not have graduated by the end of such six month period.  Accordingly, IBHE ordered the Company’s Everest College campuses in Illinois to cease all sales, advertising, marketing and enrollment activities.  One of the Company’s Illinois campuses had already ceased enrolling students and was in the process of being taught out before receipt of the IBHE letter.  The Company disagrees with the actions taken by IBHE, but has ceased enrollment of students in the Illinois campuses while it is contesting IBHE’s notification letter.  Pursuant to the Company’s Operating Agreement with ED, all but one Everest College campus in Illinois had been designated as “Sale Schools” that the Company agreed to make a good faith effort to sell to new owners.  If not reversed, the action taken by IBHE could negatively affect the sales process for the Illinois schools and could result in the Company teaching out the affected Illinois campuses.

Additionally, the Company has received letters from the Iowa College Student Aid Commission and the Minnesota Office of Higher Education demanding that the Company’s online operations cease recruiting and enrolling new students in those states.  The Company has ceased enrolling online students in both states, and the Company is in the process of teaching out its Eagan, MN ground campus and is no longer enrolling new students in that campus.

Veterans Administration

In June and July 2014, the Company received letters from several state approving agencies for veterans education, each expressing its concern regarding the Company’s financial stability based upon public documents (including the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”)).  The Virginia State Approving Agency for Veterans Education and Training, the Florida Department of Veterans’ Affairs, the New York Division of Veterans’ Affairs and the Illinois State Approving Agency for Veterans Education each suspended new enrollments of veterans and other benefits-eligible persons in all approved courses offered by the Company’s campuses in their respective states.  The California State Approving Agency for Veterans Education took similar action, but suspended certification of veterans benefits for both new and continuing students in approved courses offered at the Company’s California campuses.  Each such agency further stated that failure to adequately address its concerns regarding the Company’s financial stability would result in the withdrawal of approval to train veterans and other benefits-eligible persons.  The Company disagrees with the actions taken by these state veterans agencies, and is working with each of these state agencies to lift the respective suspensions and avoid the withdrawals of approval.  The suspensions and possible withdrawals of approval to train veterans, if not reversed, could negatively affect the sales process for the Company’s sales schools in the affected states.

Guaranty Agency Program Reviews

Under the now defunct Federal Family Education Loan (“FFEL”) Program, which has now been entirely replaced with the Federal Direct Loan (“FDL”) program, nonprofit and state guaranty agencies were established to guarantee student loans made by lenders and perform certain administrative and oversight functions under the FFEL program. Under the FFEL program, ED provided reinsurance to the guaranty agencies. The Health Care and Education Reconciliation Act of 2010 ended the FFEL program effective June 30, 2010, and all federal student loans since July 1, 2010 have been made through the FDL program.  Despite the end of the FFEL program, however, guaranty agencies are still involved in guaranteeing the existing FFEL loan portfolios against default and will continue in this role until all FFEL loans are paid.

Guaranty agencies perform occasional program reviews at schools to ensure that schools are meeting all regulatory requirements and guarantor policies in the FFEL program. Fourteen guaranty agency program review site visits were conducted in our institutions during fiscal year 2013 and early fiscal 2014, and all such reviews have now been satisfactorily completed.

Inquiries into the Company’s Compliance with the 90/10 Rule

As part of their respective continuing investigations of the Company, both the SEC and ED have made the Company aware that they are examining the Company’s historical compliance with the provision of the HEA commonly referred to as the “90/10 Rule.”  Under this rule, a private, for-profit institution, such as each of the Company’s U.S. institutions, would cease being eligible to participate in Title IV programs if, on a cash accounting basis, more than 90% of its revenue was derived from Title IV programs.  The Company has historically employed a number of operating initiatives that serve broad business goals, while also enhancing the Company’s ability to comply with the 90/10 Rule by increasing the percentage of the Company’s revenue not derived from Title IV programs, including the following:

1.              Setting tuition and fees for the Company’s programs at levels that are competitive with market prices generally, while also maintaining at least a 10% “gap” between tuition charges and the average student’s available Title IV funds that must be funded by non-Title IV sources in order to maintain compliance with the 90/10 rule.

2.              Working with third party financing sources to provide loan programs to enable students who have exhausted all available government-sponsored or other aid and are ineligible for private loans from other financial institutions to borrow a portion of their tuition and other educational expenses at our schools if they or a co-borrower meet certain criteria. These loan programs have required the Company to pay a discount fee to the origination and servicing providers of the loans as a reserve against future defaults on these loans. The Company has historically referred to these types of loans as “discount loans,” since the Company incurred a portion of the default risk related to these students’ loans by taking a discount on the disbursement from the third party.Adopting programs into our existing U.S. institutions that do not qualify for federal student financial aid, including programs acquired as part of the Company’s QuickStart acquisition.

3.              Merging institutions, or OPEIDs, simplifies and centralizes reporting and compliance efforts, including through a more unified accreditation schedule, fewer Title IV compliance audits, and simplified reporting obligations for the affected campuses.  Additionally, merging institutions that have a higher percentage of funds derived from Title IV programs with other institutions that have a lower percentage of funds derived from Title IV programs also helps the combined institution continue to comply with the 90/10 Rule.

4.              Recruiting students who qualify for military tuition assistance, workforce investment and private financing.

5.              Receiving ACICS accreditation for the Company’s Canadian schools as additional locations of certain Florida schools.  The Company believes accreditation of the Canadian schools by ACICS provides inherent benefits to students by the campuses demonstrating compliance with accreditation standards regarding educational quality and student outcomes, as well as by undergoing initial and ongoing institutional review by the accrediting agencies.  Additionally, under applicable ED rules, the non-Title IV revenue of students attending Canadian additional locations of our U.S. schools qualifies as non-Title IV revenue for the relevant institutions if the programs are “accredited by an accrediting agency recognized by the Secretary” of Education, such as ACICS.

The Company received a letter from ED in May 2014 that sought information about the Company’s compliance with ED’s standards of financial responsibility, including information relating to the Company’s compliance with its debt covenants, its current financial status, Genesis loan funds, and its Canadian Everest campuses.  With regard to the Canadian campuses, ED sought information related to the inclusion for 90/10 compliance purposes of non-Title IV revenue for students attending programs in Canada that have been accredited as additional locations of U.S. Everest campuses.  The Company provided extensive documentation and answers to ED’s question.  ED has not told the Company that it has any concerns, or has reached any adverse conclusions, about the regulatory appropriateness of including non-Title IV revenue from foreign additional locations of U.S. institutions for 90/10 compliance purposes.  However, if ED were to conclude that such non-Title IV revenue could not, for whatever reason, be included as non-Title IV revenue in the 90/10 calculations of U.S. institutions, it would have a material adverse effect on such institutions’ compliance with the 90/10 rule, including for past award years.  Additionally, the SEC has informed the Company that it is investigating the adequacy of the Company’s disclosures of the relationship of its Canadian campuses to its U.S. Everest campuses for 90/10 compliance purposes.

Update Regarding Commitments and Contingencies

In the ordinary conduct of its business, the Company and its subsidiaries are subject to lawsuits, demands in arbitration, investigations and other claims, including, but not limited to, lawsuits and claims involving current and former students, employment-related matters, business disputes and regulatory demands. In some of the lawsuits and arbitrations pending against the Company, including some matters not disclosed below, the plaintiffs seek certification of the matter as a class action or collective action in order to represent other similarly-situated persons. Except as disclosed below, none of the matters currently pending against the Company in which plaintiffs seek class certification has yet been certified as a class action or collective action. There can be no assurance that the ultimate outcome of any of the matters threatened or pending against the Company, including those disclosed below, will not have a material adverse effect on the Company’s financial condition or results of operations.

False Claims Act Qui Tams

The False Claims Act allows private citizens, called “relators,” to institute civil proceedings alleging violations of the False Claims Act. These qui tam cases are generally sealed by the court at the time of filing. The only parties initially privy to the information contained in the complaint are the relator, the federal government, and the presiding court.

On October 3, 2007, the Company was notified that a qui tam action had been filed in the U.S. District Court for the Central District of California by a former employee (the “relator”) on behalf of himself and the federal government. The case was captioned United States of America, ex rel. Steven Fuhr v. Corinthian Colleges, Inc. The Company subsequently learned of two other qui tam actions filed against the Company captioned United States of America, ex rel. Nyoka Lee and Talala Mshuja v. Corinthian Colleges, Inc., et al., and United States of America, ex rel. Stephen Backhus v. Corinthian Colleges, Inc., et al., filed in the United States District Courts for the Central District of California and the Middle District of Florida, respectively. These qui tam actions alleged violations of the False Claims Act, 31 U.S.C. § 3729-33, by the Company for allegedly causing false claims to be paid, or allegedly using false statements to get claims paid or approved by the federal government, because of alleged Company violations of the HEA regarding the manner in which admissions personnel are compensated. The Lee complaint also alleged causes of action for common law fraud, unjust enrichment and payment under mistake of fact against the Company, Ernst & Young LLP (the Company’s Independent Registered Public Accounting Firm), and David Moore, Jack Massimino, Paul St. Pierre, Alice Kane, Linda Skladany, Hank Adler and Terry Hartshorn (all of whom are current or former directors of the Company). On March 4, 2009, the Company received written notices that the U.S. Department of Justice had declined to intervene in, or take over, these qui tam actions, and the United States District Courts in which the cases were filed unsealed the complaints. Although the government declined to intervene in these actions, the relators may continue to pursue the litigation on behalf of the federal government and, if successful, receive a portion of the federal government’s recovery. Additionally, upon a showing of good cause, the government has the right to intervene in the actions at a later time. The Backhus complaint has since been voluntarily dismissed and, on August 3, 2009, the U.S. District Court issued an order dismissing the Fuhr complaint with prejudice. That dismissal was appealed, but has since been voluntarily abandoned and dismissed by the relator in that case. The Lee complaint was dismissed with prejudice by the U.S. District

Court on December 4, 2009. The Lee dismissal was also appealed, and, on August 12, 2011, the Ninth Circuit Court of Appeal affirmed the district court’s dismissal but remanded with instructions to permit the relators to amend the complaint. On December 15, 2011, the first amended Lee complaint was filed in U.S. District Court alleging violations of the False Claims Act, 31 U.S.C. § 3729 against the Company, Ernst & Young LLP, David Moore and Jack Massimino. The Company moved the U.S. District Court to dismiss the amended Lee complaint, and, on April 12, 2013, the District Court dismissed with prejudice the action in its entirety. In June 2013, the court also granted the Company’s motions for attorneys’ fees and sanctions and awarded the Company approximately $1.0 million in attorneys’ fees to be paid by relators’ counsel and his law firm. The relators have appealed the dismissal and the sanctions award to the U.S. Ninth Circuit Court of Appeal.

Additionally, the Company has been notified by the U.S. Department of Justice that it is investigating allegations that the Company violated the False Claims Act by, among other things, manipulating attendance records at various campuses for the purpose of retaining Title IV funds for students no longer in attendance. The government is also investigating alleged violations of the False Claims Act relating to recruiting and financial aid practices. The Company is cooperating with the government’s investigation. On September 27, 2013, three qui tam complaints underlying the government’s investigation were partially unsealed to us. The Company was already aware of the existence of one of the complaints, U.S. ex. rel. Marion v. Heald Colleges, LLC and Corinthian Colleges, Inc., which was filed in the Northern District of California in April 2012 and concerns the Salinas, California campus of Heald College. Additional qui tam lawsuits may have been, and may in the future be, filed against the Company where we are either unaware of such filings or have been ordered by the presiding court not to discuss or disclose the filing of such lawsuits.

Securities and Derivative Litigation

On August 31, 2010, a putative class action complaint captioned Jimmy Elias Karam v. Corinthian Colleges, Inc., et al. was filed in the U.S. District Court for the Central District of California. The complaint is purportedly brought on behalf of all persons who acquired shares of the Company’s common stock from October 30, 2007 through August 19, 2010 against the Company and Jack Massimino, Peter Waller, Matthew Ouimet and Kenneth Ord, all of whom are current or former officers of the Company. The complaint alleges that, in violation of Section 10(b) of the Securities Exchange Act of 1934 (the “Act”) and Rule 10b-5 promulgated thereunder by the SEC, the defendants made certain material misrepresentations and failed to disclose certain material facts about the condition of the Company’s business and prospects during the putative class period, causing the Company’s common stock to trade at artificially inflated prices at the time when plaintiffs purchased their stock. The plaintiffs further claim that Messrs. Massimino, Waller, Ouimet and Ord are liable under Section 20(a) of the Act. The plaintiffs seek unspecified amounts in damages, interest, attorneys’ fees and costs, as well as other relief. On October 29, 2010, another putative class action complaint captioned Neal J. Totten v. Corinthian Colleges, Inc., et al. was filed by the same law firm that filed the Karam matter described above in the U.S. District Court for the Central District of California. The Totten complaint was substantively identical to the Karam complaint. Several other plaintiffs petitioned the Court to appoint them to be the lead plaintiffs. On March 30, 2011, the Court appointed the Wyoming Retirement System and Stichting Pensioenfonds Metaal en

Technieklead as lead plaintiffs, and Robbins Geller Rudman & Dowd LLP as counsel for lead plaintiffs, in the consolidated action. Lead plaintiffs thereafter filed a second amended consolidated complaint, and the Company moved to dismiss the second amended consolidated complaint. On January 30, 2012, the U.S. District Court granted the Company’s motion to dismiss, with leave to amend. On February 29, 2012, the plaintiffs filed a third amended complaint in U.S. District Court, and, on March 30, 2012 the Company and the individual defendants filed a motion to dismiss. On August 20, 2012, the U.S. District Court granted the Company’s and the individual defendants’ motion to dismiss, with prejudice. The plaintiffs have appealed that dismissal to the U.S. Ninth Circuit Court of Appeals.  In late July 2014, the plaintiffs filed an ex parte application with the District Court asking it to indicate its willingness to entertain a Rule 60(b) motion seeking relief from the final District Court judgment upon remand from the Court of Appeals.  The Company has opposed the defendants’ ex parte application and will continue to defend itself and its current and former officers vigorously.

On June 20, 2013, a putative class action complaint captioned Frank Erickson, Individually and On Behalf of All Others Similarly Situated v. Corinthian Colleges, Inc., et al. was filed in the U.S. District Court for the Southern District of New York. The complaint is purportedly brought on behalf of all persons who acquired shares of the Company’s common stock from August 23, 2011 through June 10, 2013, against the Company and Jack Massimino, Robert Owen and Kenneth Ord, all of whom are officers of the Company. The complaint alleges that, in violation of Sections 10(b) and 20(a) of the Act and Rule 10b-5 promulgated thereunder by the SEC, the defendants made certain material misrepresentations and failed to disclose certain material facts about the condition of the Company’s business and prospects during the putative class period, causing the Company’s common stock to trade at artificially inflated prices at the time when plaintiff purchased his stock. The plaintiff seeks unspecified amounts in damages, interest, attorneys’ fees and costs, as well as other relief on behalf of a class of similarly situated persons. In October 2013, the court granted the Company’s and the individual defendants’ motion to transfer the case to the Central District of California. In December 2013, the plaintiff filed a First Amended Complaint in the Central District of California. The Company believes the complaint is without merit, has filed a motion to dismiss the case, and intends to vigorously defend itself and its officers and directors against these allegations.

In November 2013, a shareholder derivative complaint captioned Chaile Steinberg, derivatively on behalf of Corinthian Colleges, Inc., v. Jack Massimino, et al., was filed in the United States District Court for the Central District of California against all of the members of the Company’s Board of Directors, plus Ken Ord, Bob Bosic and Beth Wilson, all of whom are current officers of the Company, and against the Company as a nominal defendant. The derivative complaint is based on factual allegations similar to those alleged in the federal securities complaints identified above, plus the lawsuit by the California Attorney General described below. The complaint asserts causes of action for breach of fiduciary duty, waste of corporate assets and unjust enrichment. The individual defendants believe this matter is without merit, and the Company intends to defend the matter vigorously, including by moving the court to dismiss the matter for failure satisfy the demand futility requirement of Delaware law.  This matter has been stayed pending the court’s ruling on the motion to dismiss in the Erickson case described above.

Student Litigation

On May 28, 2008, a putative class action demand in arbitration captioned Rivera v. Sequoia Education, Inc. and Corinthian Colleges, Inc. was filed with the American Arbitration Association. The plaintiffs are nine current or former HVAC students from the Company’s WyoTech Fremont campus. The arbitration demand alleges violations of California’s Business and Professions Code Sections 17200 and 17500, fraud and intentional deceit, negligent misrepresentation, breach of contract and unjust enrichment/restitution, all related to alleged deficiencies and misrepresentations regarding the HVAC program at these campuses. The plaintiffs seek to certify a class composed of all HVAC students in the Company’s WyoTech Fremont and WyoTech Oakland campuses over the prior four years, and seek recovery of compensatory and punitive damages, interest, restitution and attorneys’ fees and costs. The Company never operated any HVAC programs at the Company’s WyoTech Oakland campus during its ownership of that campus. The arbitrator ruled that the arbitration provision in the former students’ enrollment agreement is not susceptible to class-wide resolution. On November 22, 2011, a California state court judge refused to confirm the arbitrator’s clause construction decision and remanded the matter to the arbitrator for further consideration. The Company appealed the state court order, and, in October 2013, the California Court of Appeal vacated the trial court’s order and remanded the matter to the trial court with orders to enter judgment confirming the arbitration award. The plaintiffs sought review of the California Court of Appeal’s decision by the California Supreme Court, but that petition for review was denied.  Plaintiffs have now filed individual arbitration demands with the American Arbitration Association.  The Company believes these individual matters are without merit and intends to vigorously defend itself against these allegations.

The Company and its subsidiaries are defendants in a number of individual student arbitration demands. The Company intends to defend itself and its subsidiaries vigorously in all of these matters.

Employee Litigation

On September 13, 2011, an action captioned Michael Harrington, individually and on behalf of all persons similarly situated, v. Corinthian Schools, Inc., et al., was filed in California’s Alameda Superior Court. A virtually identical action with the same caption was filed by different plaintiff’s counsel on September 15, 2011, in California’s Orange County Superior Court. The plaintiff is a former admissions representative at the Company’s Fremont and Hayward campuses and the two actions allege violations of California’s Business and Professions Code Section 17200 and the California Labor Code for alleged failure to pay for all hours worked, purported denial of meal periods, and alleged failure to pay wages upon termination. The Alameda complaint has since been voluntarily dismissed. Another putative class action by an admissions representative employed at our Anaheim campus was filed in December 2013, alleging unpaid wages, unpaid meal and rest breaks, unpaid overtime and double time, and payroll reporting violations. The plaintiff in the Harrington matter has moved for certification of a class of current and former admissions representatives who are or were employed at the Company’s California campuses owned by its Corinthian Schools, Inc. and Sequoia Education Inc. subsidiaries from September 15, 2007 to the present.  The Company believes the allegations are without merit and intends to vigorously defend itself.

In October 2013, an action captioned David Ratto, on behalf of himself and all others similarly situated, v. Corinthian Schools, Inc., et al., was filed in California’s Alameda Superior Court. The plaintiff is a former instructor at the Company’s Fremont campus. The action alleges violations of California’s Business and Professions Code Section, Labor Code and Industrial Welfare Commission Wage Orders for alleged failure to pay straight time, minimum and/or overtime wages for all hours worked, failure to provide all meal periods, failure to authorize and permit all paid rest periods, failure to timely furnish accurate itemized wage statements, violation of Labor Code §203, incurrence of penalties pursuant to Labor Code §§2698, et seq., and unfair business practices. While the scope of the putative class is not clear, the matter appears to seek certification of a class of current and former instructors who have worked at the Company’s California campuses over the relevant statute of limitations period. The Company believes the allegations are without merit and intends to vigorously defend itself.

Regulatory Matters

On October 19, 2010, the Company became aware of news stories which reported that the Florida Attorney General’s Office (the “FL AG’s Office”) had begun an investigation into certain private sector education companies in Florida, including the Company, seeking information on potential misrepresentations in financial aid, recruitment and other areas. On October 21, 2010, the Company received a subpoena from the FL AG’s Office seeking a wide range of documents from January 1, 2006 to the present. The Company’s attorneys have met with representatives of the FL AG’s Office multiple times and the Company has provided voluminous materials in response to the subpoena. Additionally, the Company has filed a motion to quash portions of the subpoena and for a protective order with respect to certain confidential and proprietary information. The Company expects to continue to provide reasonable cooperation to the FL AG’s Office.

On April 29, 2011, the Company’s Everest Institute campuses in Brighton and Chelsea, Massachusetts received civil investigative demands from the Massachusetts Attorney General’s Office (the “MA AG”) seeking (i) information about past students who have enrolled in each institution, (ii) the identity of recruiters, (iii) recruiting and enrollment documents, (iv) documentation related to analyses of delinquency, default, drop out, refund, loan forgiveness or reduction, placement, student income, and/or any student’s ability to repay loans, and (v) cohort default and graduation rates. The Company cooperated extensively with the MA AG’s investigation.  Notwithstanding that cooperation, on April 3, 2014 the MA AG filed a civil complaint against the Company and one of its subsidiaries alleging the Company had engaged in unfair recruiting practices, made misleading representations regarding a wide variety of matters about its schools, enrolled students who could not benefit from the education, created subsidized loan programs the Company should have known students would not be able to repay, made false or misleading representations about financial aid and debt collection practices, and engaged in other allegedly wrongful business practices under Massachusetts law.  The complaint seeks permanent injunctive relief, restitution, civil penalties, costs and attorneys’ fees, and such other relief as the court may order. The Company intends to vigorously defend itself against these allegations.

On April 11, 2011 the Company’s Everest Institute in Jonesboro, Georgia was sent a subpoena from the Atlanta office of ED’s Office of Inspector General (the “OIG”) requesting documents related to the Jonesboro campus’s employment and placement rates reported to its accrediting agency, as well as correspondence with the accrediting agency. The Company has become aware that this matter is being supervised by an Assistant United States Attorney (the “AUSA”) for the Northern District of Georgia. In January 2014, the Company received a new Civil Investigation Demand (the “Jonesboro CID”) from the U.S. Attorney’s Office for the Northern District of Georgia related to allegations that the Company, and/or its campuses in Decatur and Jonesboro, Georgia, and/or their affiliated schools, may have submitted, or caused to be submitted, false claims to the ED. The Jonesboro CID requires the Company to provide answers to written interrogatories and documents to the federal government. The questions and document requests appear to relate to placement data, admissions representative compensation, grade changes, and attendance changes at the Jonesboro and Decatur campuses. The Company does not know whether a qui tam action has been filed under seal or whether the United States Attorney’s Office has made a determination about whether to file a False Claims Act lawsuit in this matter. The Company has already provided a substantial volume of documents to the OIG pursuant to the original subpoena, and has met with the OIG and the AUSAs supervising this matter. The Company expects to continue to cooperate with the OIG and the AUSAs’ requests.

In May 2011, along with other private sector education companies, the Company received a subpoena from the New York Attorney General’s Office (the “NY AG”) seeking information on potential issues related to financial aid, admissions, students, securities and other areas. The Company is cooperating with the NY AG’s requests for information.

In December 2011, after other private sector education companies had received similar requests, the Company received a civil investigative demand from the Illinois Attorney General’s Office (the “IL AG”) seeking information on potential issues related to financial aid, admissions, students and other areas. The Company has obtained protection of its confidential and sensitive business information and is cooperating with the IL AG’s reasonable requests for information.

In April 2012, the Company was served with a Civil Investigative Demand (“CFPB CID”) from the U.S. Consumer Financial Protection Bureau (“CFPB”). The CFPB CID stated that its purpose is to “determine whether for-profit postsecondary companies, student loan origination and servicing providers, or other unnamed persons, have engaged or are engaging in unlawful acts or practices relating to the advertising, marketing, or origination of private student loans.” The CFPB CID contained extensive interrogatories and document production demands related to the Company’s involvement with student loans and many other aspects of the Company’s business. The Company objected to the inquiry by filing a petition with the CFPB to set aside or modify the CFPB CID, but voluntarily provided documents and other information to the CFPB while the petition was pending. In September 2013, the CFPB withdrew its prior CFPB CID and issued a new CFPB CID to the Company covering substantially the same matters as the prior CFPB CID. The Company also objected to the second CFPB CID by filing another petition to modify or set aside the new CFPB CID, but continues to voluntarily cooperate while the petition is pending.

In December 2013, the Company received a letter from the CFPB notifying the Company that, in accordance with the CFPB’s discretionary Notice and Opportunity to Respond and Advise (“NORA”) process, the CFPB’s Office of Enforcement is considering recommending that the CFPB take legal action against the Company (the “NORA Letter”). The NORA Letter states that the staff of the CFPB’s Office of Enforcement (the “Staff”) expects to allege that the Company violated the Consumer Financial Protection Act of 2010, 12 U.S.C. §5536. The NORA Letter also states that if such action is brought the CFPB may seek injunctive and monetary relief against the Company. The Company made a NORA submission, which is a written statement setting forth the reasons why the Company believes the CFPB should not take legal action against it. The Company understands that a NORA notice from the Staff is intended to ensure that potential subjects of enforcement actions have the opportunity to present their positions to the CFPB before an enforcement action is recommended or commenced. Following the Company’s NORA submission in January 2014, the CFPB has requested additional documents and information from the Company, and the Company has provided extensive documents and written answers to CFPB’s inquiries. The Company continues to believe that its acts and practices relating to student loans are lawful.

During the quarter ended December 31, 2012, the Company received an investigative subpoena from the California Attorney General’s Office (the “CA AG’s Office”) captioned “In the Matter of the Investigation of For-Profit Educational Institutions,” seeking business records and responses to interrogatories related to the Company’s cohort default rates, the identity of the Company’s California security holders, the placement rate of graduates, completion times, graduation rates, advertisements and admissions, the announcement of the Company’s intention to sell certain campuses, enrollment processes, financial aid processes, call center policies and practices, lead generation, and other matters. The Company provided extensive cooperation to the CA AG’s Office. Nevertheless, in October 2013, the CA AG filed a civil complaint against the Company and various of its subsidiaries (followed by a First Amended Complaint on February 19, 2014, adding new allegations but no new causes of action), alleging that the Company had run advertisements for programs it does not offer, used military seals without authorization, committed securities fraud by reporting a nationwide job placement rate that was allegedly false, and violated California’s consumer protection statutes by allegedly misrepresenting job placement results of its graduates. The Complaint seeks temporary and permanent injunctive relief, ancillary relief, restitution, civil penalties, disgorgement of profits and compensation, damages, costs and attorneys’ fees, including costs of the investigation, and such other relief as the court may order.  On July 3, 2014 the CA AG’s Office filed a supplemental complaint against the Company and various of its subsidiaries, adding allegations to the First Amended Complaint that the Company is required to make student disclosures regarding financial condition and the sale of campuses beyond what ED requires in the Operating Agreement.  The Company voluntarily revised websites and continued open communications with students regarding the current situation. The court denied the CA AG Office’s motion for a temporary restraining order regarding disclosures and the hearing for a preliminary injunction was subsequently cancelled.  The Company intends to continue vigorously defending itself against the CA AG’s lawsuit.

In January 2013, the Company received a request from the Wisconsin Department of Justice (the “WI AG’s Office”) for information and documents regarding the Company’s Milwaukee, WI campus that has been taught out. The request seeks records regarding the Company’s students enrolled at the Milwaukee campus since August 2009, including the enrollment process and outcomes achieved by the students, documents related to employers, externships, placement, completion, graduation, loans, marketing, advertisements, communications with state regulators and accrediting agencies, employees during the period, and other matters. On July 24, 2014, the WI AG’s Office sent a notice of intent to bring an enforcement action against the Company for purported violations of state consumer protection laws. The WI AG’s Office agreed to meet with the Company to discuss the allegations prior to filing suit. The Company is providing reasonable cooperation to the WI AG’s Office.

On July 8, 2013, the Company received a civil investigative demand from the Minnesota Attorney General’s Office (the “MN AG”) seeking information on potential issues related to financial aid, admissions, students and other areas. The Company understands the MN AG is conducting inquiries into several other private sector colleges as well. The Company has obtained protection of its confidential and sensitive business information and is cooperating with the MN AG’s reasonable requests for information.

In January 2014, the Company was notified by the Iowa Attorney General’s office that it is leading an investigation by thirteen states (Arkansas, Arizona, Connecticut, Idaho, Iowa, Kentucky, Missouri, Nebraska, North Carolina, Oregon, Tennessee, Washington and Pennsylvania) into the Company’s business practices. The Company has received Civil Investigative Demands (the “Multistate CIDs”) from most of those states that are substantially similar. Three additional states attorney general have since joined the multi-state investigation: Colorado, New Mexico and Hawaii, bringing the total number of states to sixteen.  The Iowa Attorney General’s office indicated that it will be the primary point of contact with the Company on behalf of all of the states involved in the investigation. The Multistate CIDs seek documents and answers to interrogatories related to the students recruited from the various states; organizational information; tuition, loan and scholarship information; lead generation activities; enrollment qualifications for students; complaints; accreditation; completion and placement statistics; graduate certification and licensing results; the identities of former employees; and student lending activities, among other matters. The Company is aware that several other companies in the for-profit education sector have received civil investigative demands similar to the Multistate CIDs. The Company intends to cooperate with the inquiry.

On July 8, 2014, the Company received a letter from the Bureau for Private Postsecondary Education (“BPPE”), which regulates California’s private postsecondary educational institutions, regarding the Company’s QuickStart programs, the majority of which are offered through Everest College Phoenix.  BPPE noted that it had not received an Application for Approval to Operate from QuickStart, which approval is required unless QuickStart qualifies for an exemption.  BPPE ordered that QuickStart cease operations and submit evidence of compliance within 14 days of the date of the letter.  On July 22, 2014, the Company, through its counsel, responded to BPPE’s letter outlining QuickStart’s position that it qualifies for an exemption from the licensure requirement.  The Company has also filed an application for a Verification of Exempt Status with BPPE in order to memorialize the exemption.

SEC Investigation

In June 2013, the Company received correspondence and subpoenas from the SEC indicating that the SEC is conducting an investigation of the Company. The SEC has requested the production of documents and communications that, among other things, relate to student information in the areas of recruitment, attendance, completion, placement, defaults on federal loans and on alternative loans, as well as compliance with ED financial requirements, standards and ratios (including the effect of certain borrowings under the Company’s credit facility on the

Company’s composite score, and 90/10 compliance), and other corporate, operational, financial and accounting matters. The Company is cooperating with the SEC in its investigation.

Subpoena for Documents from the U.S. Attorney’s Office

On August 8, 2014, the Company received a grand jury subpoena for documents from the United States Attorney’s Office in the Central District of California.  The subpoena seeks documents and records relating to matters including job placement representations, graduation rates, transferability of credits for the Company’s students, advertisements and marketing materials, and representations regarding financial aid, military connections, student loans, and defaults by Corinthian’s students, as well as related statements to investors and disclosures in the Company’s public filings with the SEC.  The Company is evaluating the subpoena and intends to cooperate fully with the request.

Evaluation of Possible Outcomes

In addition to the proceedings and other matters described above, the Company is or may become a party to pending or threatened lawsuits related primarily to services currently or formerly performed by the Company. Such cases and claims raise difficult and complex factual and legal issues and are subject to many uncertainties and complexities, including, but not limited to, class action certification, governmental intervention, regulatory or administrative agency involvement, the facts and circumstances of each particular case or claim, the jurisdiction in which each suit is brought, and differences in applicable statutory and common law.

Liquidity Update

As previously reported by the Company, depending on the timing of the Company’s planned asset sales and its ability to further reduce operating costs, the Company will need to obtain additional sources of liquidity to fund its operations and to implement the agreements contemplated by the Operating Agreement.  To do so, the Company will continue to seek additional sources of liquidity through new financings, additional cost reductions, accelerated asset sales or some combination thereof.  There can be no assurance that the Company will be able to obtain any such additional needed liquidity on a timely basis, on terms acceptable to it, or at all. Any withholding of Title IV funds by ED, or further restrictions on funding or operations by accrediting agencies, state agencies, or other funding sources, would only exacerbate the Company’s existing liquidity constraints.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORINTHIAN COLLEGES, INC.

August 12, 2014	/s/ Jack D. Massimino
Jack D. Massimino
Chairman and
Chief Executive Officer